SCHEDULE 14-A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

Filed by the Registrant [x]

Filed by a Party other than the Registrant [  ]

Check the appropriate box:

[  ]  Preliminary Proxy Statement

[x]  Definitive Proxy Statement

[  ]  Definitive Additional Materials

[  ]  Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-12

Brookline Bancorp, Inc.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

[x]  No fee required.

[  ]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).

[  ]  $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).

[  ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1) Title of each class of securities to which transaction applies:

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2) Aggregate number of securities to which transaction applies:

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3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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4) Proposed maximum aggregate value of transaction:

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[  ]  Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously.  Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

1) Amount Previously Paid:

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March 18, 2010

Dear Stockholder:

We cordially invite you to attend the Annual Meeting of Stockholders of Brookline Bancorp, Inc. (the “Company”).  The Annual Meeting will be held at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts 02138, at 11:00 a.m. on April 21, 2010.

The enclosed Notice of the Annual Meeting and Proxy Statement describe the formal business to be transacted.  During the Annual Meeting we will also report on the operations of the Company.  Directors and officers of the Company will be present to respond to any questions that stockholders may have.  Also enclosed for your review is our Annual Report on Form 10-K, which contains detailed information concerning the activities and operating performance of the Company.

The business to be conducted at the Annual Meeting consists of the election of four directors to the Board of Directors of the Company and the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2010.  For the reasons set forth in the Proxy Statement, the Board of Directors recommends a vote “FOR” the election of directors and “FOR” the ratification of the appointment of the Company’s independent registered public accounting firm.

On behalf of the Board of Directors, we urge you to sign, date and return the enclosed proxy card as soon as possible, even if you currently plan to attend the Annual Meeting.  This will not prevent you from voting in person, but will assure that your vote is counted if you are unable to attend the meeting.  Your vote is important, regardless of the number of shares that you own.

Sincerely,

Paul A. Perrault

Chief Executive Officer

Brookline Bancorp, Inc.

160 Washington Street

Brookline, Massachusetts 02445

(617) 730-3500

NOTICE OF

ANNUAL MEETING OF STOCKHOLDERS

To Be Held On April 21, 2010

Notice is hereby given that the Annual Meeting of Brookline Bancorp, Inc. (the “Company”) will be held at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts 02138 at 11:00 a.m. on April 21, 2010.

A Proxy Card and a Proxy Statement for the Annual Meeting are enclosed.

The Annual Meeting is for the purpose of considering and acting upon:

1.               the election of four directors to the Board of Directors;

2.               the ratification of the appointment of KPMG LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2010; and

such other matters as may properly come before the Annual Meeting, or any adjournments thereof.  The Board of Directors is not aware of any other business to come before the Annual Meeting.

Any action may be taken on the foregoing proposals at the Annual Meeting on the date specified above, or on any date or dates to which the Annual Meeting may be adjourned.  Stockholders of record at the close of business on March 8, 2010 are the stockholders entitled to vote at the Annual Meeting and any adjournments thereof.

A list of stockholders entitled to vote at the Annual Meeting will be available at the Company’s Main Office, 160 Washington Street, Brookline, Massachusetts 02445, for the 10 days immediately prior to the Annual Meeting.  It also will be available for inspection at the meeting itself.

EACH STOCKHOLDER, WHETHER HE OR SHE PLANS TO ATTEND THE ANNUAL MEETING, IS REQUESTED TO SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD WITHOUT DELAY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.  ANY PROXY GIVEN BY THE STOCKHOLDER MAY BE REVOKED AT ANY TIME BEFORE IT IS EXERCISED.  A PROXY MAY BE REVOKED BY FILING WITH THE SECRETARY OF THE COMPANY A WRITTEN REVOCATION OR A DULY EXECUTED PROXY BEARING A LATER DATE.  ANY STOCKHOLDER PRESENT AT THE ANNUAL MEETING MAY REVOKE HIS OR HER PROXY AND VOTE PERSONALLY ON EACH MATTER BROUGHT BEFORE THE ANNUAL MEETING.  HOWEVER, IF YOU ARE A STOCKHOLDER WHOSE SHARES ARE NOT REGISTERED IN YOUR OWN NAME, YOU WILL NEED ADDITIONAL DOCUMENTATION FROM YOUR RECORD HOLDER IN ORDER FOR YOU TO VOTE PERSONALLY AT THE ANNUAL MEETING.

By Order of the Board of Directors

Charles H. Peck
Secretary

March 18, 2010

IMPORTANT:  THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES.  A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE.  NO POSTAGE IS REQUIRED IF MAILED WITHIN THE UNITED STATES.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON APRIL 21, 2010:  THIS PROXY STATEMENT, INCLUDING THE NOTICE OF THE ANNUAL MEETING OF STOCKHOLDERS, AND BROOKLINE BANCORP, INC.’S 2009 ANNUAL REPORT ON FORM 10-K ARE EACH AVAILABLE ON THE INTERNET AT HTTPS://MATERIALS.PROXYVOTE.COM/11373M.

PROXY STATEMENT

Brookline Bancorp, Inc.

160 Washington Street

Brookline, Massachusetts 02445

(617) 730-3500

ANNUAL MEETING OF STOCKHOLDERS

April 21, 2010

This Proxy Statement is furnished in connection with the solicitation of proxies on behalf of the Board of Directors of Brookline Bancorp, Inc. (the “Company”) to be used at the Annual Meeting of Stockholders of the Company (the “Annual Meeting”), which will be held at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts 02138, on April 21, 2010, at 11:00 a.m., and all adjournments of the Annual Meeting.  The accompanying Notice of Annual Meeting of Stockholders and this Proxy Statement are first being mailed to stockholders on or about March 18, 2010.

REVOCATION OF PROXIES

Stockholders who execute proxies in the form solicited hereby retain the right to revoke them in the manner described below.  Unless so revoked, the shares represented by such proxies will be voted at the Annual Meeting and all adjournments thereof.  Proxies solicited on behalf of the Board of Directors of the Company will be voted in accordance with the directions given thereon.  Where no instructions are indicated, validly executed proxies will be voted “FOR” the proposals set forth in this Proxy Statement for consideration at the Annual Meeting.

The Board of Directors knows of no additional matters that will be presented for consideration at the Annual Meeting.  Execution of a proxy, however, confers on the designated proxy holders discretionary authority to vote the shares in accordance with their best judgment on such other business, if any, that may properly come before the Annual Meeting or any adjournments thereof.

Proxies may be revoked by sending written notice of revocation to the Secretary of the Company at the address shown above, delivering to the Company a duly executed proxy bearing a later date, or attending the Annual Meeting and voting in person. However, if you are a stockholder whose shares are not registered in your own name, you will need appropriate documentation from your record holder to vote personally at the Annual Meeting. The presence at the Annual Meeting of any stockholder who had returned a proxy shall not revoke such proxy unless the stockholder delivers his or her ballot in person at the Annual Meeting or delivers a written revocation to the Secretary of the Company prior to the voting of such proxy.

VOTING SECURITIES AND VOTING PROCEDURES

Holders of record of the Company’s common stock, par value $0.01 per share (the “Common Stock”), as of the close of business on March 8, 2010 (the “Record Date”) are entitled to one vote for each share then held, except as described below.  As of the Record Date, the Company had 64,404,419 shares issued and 59,030,686 shares outstanding.  The presence in person or by proxy of a majority of the outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Annual Meeting.  Broker non-votes and proxies marked ABSTAIN will be counted for purposes of determining that a quorum is present.  In the event there are not sufficient votes for a quorum, or to approve or ratify any matter being presented at the time of the Annual Meeting, the Annual Meeting may be adjourned in order to permit the further solicitation of proxies.

In accordance with the provisions of the Company’s Certificate of Incorporation, recordholders of Common Stock who beneficially own in excess of 10% of the outstanding shares of Common Stock (the “Limit”) are not entitled to any vote with respect to the shares held in excess of the Limit.  The Company’s Certificate of Incorporation authorizes the Board of Directors (i) to make all determinations necessary to implement and apply the Limit, including determining whether persons or entities are acting in concert, and (ii) to demand that any person who is reasonably believed to beneficially own stock in excess of the Limit supply information to the Company to enable the Board of Directors to implement and apply the Limit.

As to the election of directors, the proxy card being provided by the Board of Directors enables a stockholder to vote FOR the election of the four nominees proposed by the Board of Directors or to WITHHOLD AUTHORITY to vote for the nominees being proposed.  Directors are elected by a plurality of votes cast, without regard to either broker non-votes or proxies as to which the authority to vote for the nominees being proposed is withheld.

As to the ratification of the independent registered public accounting firm, the proxy card being provided by the Board of Directors enables a stockholder to: (i) vote FOR the proposal; (ii) vote AGAINST the proposal; or (iii) ABSTAIN from voting on the proposal.  The ratification of the independent registered public accounting firm must be approved by the affirmative vote of a majority of the votes cast without regard to broker non-votes or proxies marked ABSTAIN.

Proxies solicited hereby will be returned to the Company and will be tabulated by an Inspector of Election designated by the Company’s Board of Directors.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Persons and groups who beneficially own in excess of five percent of the Common Stock are required to file certain reports with the Securities and Exchange Commission (the “SEC”) regarding such ownership.  The following table sets forth, as of the Record Date, the shares of Common Stock beneficially owned by each person who was the beneficial owner of more than five percent of the Company’s outstanding shares of Common Stock, including shares owned by its directors and executive officers.

	Amount of shares
	owned and nature	Percent of shares
Name and address of	of beneficial	of common stock
beneficial owners	ownership(1)	outstanding(2)

All Directors and Executive Officers as a Group (14 persons)	2,123,540	3.6%

Principal stockholders:

BlackRock Inc. (3)
40 East 52nd Street
New York, New York 10022	4,813,997	8.2

Dimensional Fund Advisors LP (4)
6300 Bee Cave Road
Palisades West, Building One
Austin, Texas 78746	4,187,861	7.1

Neuberger Berman Inc. (5)
605 Third Avenue
New York, New York 10158	3,166,993	5.4

(1)

A person is deemed to be the beneficial owner, for purposes of this table, of any shares of Common Stock if he has shared voting or investment power with respect to such security, or has a right to acquire beneficial ownership at any time within 60 days from the Record Date.  As used herein, “voting power” is the power to vote or direct the voting of shares and “investment power” is the power to dispose or direct the disposition of shares. Includes all shares held directly as well as by spouses and minor children, in trust and other indirect ownership, over which shares the named individuals effectively exercise sole or shared voting and investment power.

(2)	Calculated by dividing the number of shares in the second column of this table by the total shares of common stock outstanding at the Record Date (59,030,686 shares).
(3)	Based exclusively on a Schedule 13G filed by BlackRock Inc. and affiliated companies on January 20, 2010.
(4)	Based exclusively on a Schedule 13G filed by Dimensional Fund Advisors LP on February 10, 2010.
(5)	Based exclusively on a Schedule 13G filed by Neuberger Berman Inc. on February 16, 2010.

PROPOSAL 1—ELECTION OF DIRECTORS

The Company’s Board of Directors has designated that the whole Board shall be comprised of 11 members. The Company’s bylaws provide that approximately one-third of the Directors are to be elected annually.  Directors of the Company are generally elected to serve for a three-year period and until their respective successors shall have been elected and shall qualify. The Board of Directors has nominated to serve as directors, David C. Chapin, John A. Hackett, Sr., John L. Hall, II and Rosamond B. Vaule, each of whom is currently a member of the Board of Directors and each of whom has been nominated to serve for a three-year period and until his or her successor has been elected and shall qualify.

The table below sets forth certain information regarding the composition of the Company’s Board of Directors, including the terms of office of Board members.  It is intended that the proxies solicited on behalf of the Board of Directors (other than proxies in which the vote is withheld as to one or more nominees) will be voted at the Annual Meeting for the election of the nominees identified below.  If the nominee is unable to serve, the shares represented by all such proxies will be voted for the election of such substitute as the Board of Directors may recommend.  At this time, the Board of Directors knows of no reason why any of the nominees might be unable to serve, if elected.  Except as indicated herein, there are no arrangements or understandings between any nominee and any other person pursuant to which such nominee was selected.

Names and address (1)	Age	Positions held	Director since(2)	Current term to expire	Shares of common stock beneficially owned on record date (3)(4)		Percent of class (5)

NOMINEES
David C. Chapin	73	Director	1989	2010	152,916		*
John A. Hackett, Sr.	69	Director	2007	2010	22,000		*
John L. Hall, II	70	Director	1983	2010	175,917		*
Rosamond B. Vaule	72	Director	1989	2010	126,749		*

DIRECTORS CONTINUING IN OFFICE(7)

Hollis W. Plimpton, Jr.	79	Director	1974	2010	58,272		*
Peter O. Wilde	70	Director	1993	2011	169,343		*
John J. Doyle, Jr.	76	Director	2006	2012	6,000		*
Thomas J. Hollister	55	Director	2009	2012	2,900		*
Charles H. Peck	69	Executive Vice President	1995	2012	584,696	(6)	1.0%
Paul A. Perrault	58	President and Chief Executive Officer	2009	2012	93,401		*
Joseph J. Slotnik	73	Director	1970	2012	203,275		0.3

NAMED EXECUTIVE OFFICERS WHO ARE NOT DIRECTORS

Paul R. Bechet	67	Senior Vice President, Chief Financial Officer and Treasurer	N/A	N/A	518,003		0.9
Michael J. Fanger	52	President and Chief Executive Officer of Eastern Funding LLC	N/A	N/A	7,884		*
Jane M. Wolchonok	62	Senior Vice President	N/A	N/A	2,184		*

All Directors and Executive Officers as a Group (14 persons)					2,123,540	(4)	3.6%

(1)	The mailing address for each person listed is 160 Washington Street, Brookline, Massachusetts 02445.
(2)

Except for Mr. Doyle, Mr. Hackett, Mr. Hollister and Mr. Perrault, reflects initial appointment to the Board of Trustees of the Company’s mutual predecessor, Brookline Bank (the “Bank”). All directors of the Company serve as directors of the Bank.

(3)

See definition of “beneficial ownership” in the table in “Security Ownership of Certain Beneficial Owners.” The shares of Common Stock in this column include 526,512 shares in total and by individual the following shares which may be acquired by the persons indicated pursuant to the exercise of stock options within 60 days of the Record Date: Mr. Chapin — 30,000; Mr. Hackett — none; Mr. Hall — 25,000; Ms. Vaule — 25,000; Mr. Plimpton — 10,000; Mr. Wilde — 34,000; Mr. Doyle — none; Mr. Hollister — none; Mr. Peck — 175,000; Mr. Perrault — 72,512; Mr. Slotnik — 40,000; Mr. Bechet — 115,000; Mr. Fanger — none; and Ms. Wolchonok — none.

(4)

Includes 60,519 shares of Common Stock allocated to the accounts of executive officers under the ESOP and excludes the remaining 472,604 shares of Common Stock (representing 0.8% of the shares of Common Stock outstanding as of the Record Date) owned by the ESOP for the benefit of the employees of the Company and the Bank. Under the terms of the ESOP, shares of Common Stock allocated to the account of employees are voted in accordance with the instructions of the respective employees. Unallocated shares are voted by the ESOP trustee in the manner calculated to most accurately reflect the instructions it has received from the participants regarding the allocated shares, unless its fiduciary duties require otherwise.

(5)	Percent of Class is calculated by dividing the number of shares in the sixth column of this table by the total shares of Common Stock outstanding at the Record Date (59,030,686 shares).
(6)	Includes 325,210 shares pledged to secure a margin loan.
(7)	Mr. Plimpton is not standing for election for another term.
*	Less than three-tenths of 1%.
N/A	Not applicable.

Directors’ and Named Executive Officers’ Biographies

The principal occupation during the past five years of each director and named executive officer of the Company is set forth below.  All directors and named executive officers have held their present positions for five years unless otherwise stated.

David C. Chapin became a member of the Executive Committee in 2007.  He is a Principal of Chapin Properties Team Ltd., a real estate investment, property appraisal and management company, and has served in that capacity since August 2004.  From 1998 to August 2004, he was a Principal of T. H. Niles Real Estate Group, Inc., a real estate investment, property appraisal and management company.

John J. Doyle, Jr. became President and Chief Executive Officer of Randolph Savings Bank, a $404 million mutual savings bank, effective November 16, 2009.  Previously, he served as President and Chief Executive Officer of four other community banks.  Earlier in his career, he was a partner at KPMG LLP from 1969 through 1991.

John A. Hackett, Sr. was the head of J. J. Ruddy Insurance Agency, Inc. for over 40 years.  Mr. Hackett served as a director of Mystic Financial, Inc. (“Mystic”) that was acquired by the Company on January 7, 2005.  He served as the chair of the Loan, Investment, Compensation and Nominating Committees of Mystic’s subsidiary bank, Medford Co-operative Bank (“Medford”).  He served as a director of Medford for 23 years.

John L. Hall, II is President of Hall Properties, Inc., a real estate investment, management and development company, and has served in that capacity since 1989.

Thomas J. Hollister joined Global Partners, LP, a Fortune 500 company and an independent wholesale distributor of gasoline, diesel fuel, bio-fuel, heating oil and other refined petroleum products in the Northeast, in July 2006 as Executive Vice President and Chief Financial Officer.  In January 2007, he was named Chief Operating Officer.  Previously, he was a Vice Chairman of Citizens Financial Group, a $140 billion subsidiary of The Royal Bank of Scotland.  Mr. Hollister is the former Chair of the Greater Boston Chamber of Commerce and currently serves on the Chamber’s Executive Committee.  He is also Vice Chair of the Board of Trustees of Wheaton College, Chair of the Board of Trustees of Tufts Medical Center and has been involved in several not-for-profit organizations.

Charles H. Peck became President of the Bank in April 2000 and is an Executive Vice President of the Company.  He has served as the Senior Loan Officer of the Bank since 1970.

Paul A. Perrault became the Chairman and Chief Executive Officer of the Bank on March 16, 2009 and became Chief Executive Officer of the Company on April 16, 2009.  During January 2009, he was the Chief Executive Officer of Sovereign Bancorp, Inc., a $77 billion bank holding company.  From 1990 through 2008, Mr. Perrault was President and Chief Executive Officer of Chittenden Corporation (“Chittenden”) and, additionally, from 1998 through 2008, he served as Chairman of Chittenden.  At the end of 2008, Chittenden was a $7.4 billion six-bank holding company with 140 offices throughout Vermont, Massachusetts, Maine, New Hampshire and Connecticut.  Mr. Perrault is the Treasurer and a member of the Board of Directors of the Shelburne Museum and has served on the American Bankers Council.

Hollis W. Plimpton, Jr. is a retired priest who serves Sherrill House and is a priest emeritus for Grace Episcopal Church in Norwood, Massachusetts.

Joseph J. Slotnik has served as a member of the Executive Committee since 1974.  He was designated lead independent director by the Board of Directors of the Company in April 2007.  Mr. Slotnik is a private investor and previously was managing partner of the Boston office of a brokerage and investment firm.

Rosamond B. Vaule is active in volunteer work for various educational and charitable organizations.

Peter O. Wilde became a member of the Executive Committee in 2006.  He was President of Tuftane Extrusion Technologies, Inc., a manufacturing company, between 1998 and 2009.  In 1997, he was Managing Director of Beckwith Bemis Incorporated, a coatings and finishing company.  Previously, he was Vice President of Finance and Administration at Ran Demo, Inc., a materials technology company, and served in that position since 1991.

Executive Officers of the Company Who Are Not Directors

Paul R. Bechet became Executive Vice President of the Bank in 2004 and has served as the Chief Financial Officer of the Bank since June 1997.  He also serves as Senior Vice President and Chief Financial Officer of the Company.  He became Treasurer of the Bank and the Company in January 2002.  Prior to joining the Bank, Mr. Bechet was a certified public accountant and partner at KPMG LLP from 1972 through June 1997.

Michael J. Fanger is President and Chief Executive Officer of Eastern Funding LLC (“Eastern”), a specialty finance company that he founded in June 1997.  The Company acquired a controlling interest in Eastern on April 13, 2006.  Previously, he was Executive Vice President of Medallion Financial Corp. (“Medallion”) from May 1996 through June 1997 and an officer of affiliates of Medallion from 1987 through June 1997.  He was a loan officer at Shawmut Community Bank, NA, Massachusetts from 1981 to 1986.

Jane M. Wolchonok has served as a Senior Vice President of the Bank since January 2007.  Prior to joining the Bank, Ms. Wolchonok was a Senior Vice President of HarborOne Credit Union from April 2005 to January 2007 and for two years the Chief Operating Officer of CASCAP, Incorporated, a non-profit organization that develops and manages affordable housing.  Prior to that time, she was an Executive Vice President responsible for retail banking at Citizens Financial Group.

Attributes / Skills of Directors

When considering whether directors and nominees have the experience, qualifications, attributes and skills, taken as a whole, to enable the Board of Directors to satisfy its oversight responsibilities effectively, the Nominating Committee and the Board of Directors focused primarily on the information included in each of the directors’ individual biographies set forth above. The Nominating Committee and the Board of Directors do not have a diversity policy.  In identifying nominees for directors, however, consideration is given to the diversity of professional experience, education and backgrounds among the directors so that a variety of points of view are represented in Board discussions and deliberations concerning the Company’s business.

The particular experience, qualifications, attributes or skills that led the Board of Directors to conclude that each person could serve as a director of the Company are summarized below.

•                  Mr. Chapin is a valuable resource in evaluating and monitoring the risks associated with real estate lending, the Company’s most significant area of activity, due to his extensive knowledge of and experience in the real estate market in which the Company originates commercial and residential mortgage loans.

•                  As a long-time bank consultant and chief executive officer of five banks, Mr. Doyle provides the Board of Directors with a perspective on the Company’s challenges and opportunities.

•                  Mr. Hackett helps the Board of Directors to satisfy its oversight responsibilities as a result of his long-time service as a member of the Board of Directors of another financial institution that the Company acquired several years ago.

•                  Mr. Hall provides valuable insight concerning the Company’s commercial real estate lending activities due to his considerable experience in real estate investment, development and management.

•                  Mr. Hollister provides the Board of Directors great perspective on the Company’s activities as a result of his experience as (a) the chief operating officer and chief financial officer of a Fortune 500 company, (b) the chief executive officer of a large financial institution and (c) his leadership roles on the boards of several other organizations.

•                  As the President and Senior Loan Officer of the Bank for many years, Mr. Peck provides the Board of Directors with considerable knowledge about the Company’s activities.

•                  Mr. Perrault provides the Board of Directors with broad perspective on the Company’s strategies, challenges and opportunities as a result of his role as the Chief Executive Officer of the Company and his long-time successful experience as the chief executive officer of a much larger commercial bank.

•                  Mr. Plimpton provides the Board of Directors with perspective on social issues affecting the principal community in which the Company conducts its business.

•                  Mr. Slotnik provides valuable insight concerning the Company’s activities based on his long-time service as an independent director of the Company and his prior experience as the managing partner of a brokerage and investment firm.

•                  Ms. Vaule provides the Board of Directors with perspective on developments in the principal community in which the Company conducts its business as a result of her involvement in various not-for-profit organizations.

•                  As a manager and owner of several businesses, Mr. Wilde provides the Board of Directors with considerable knowledge concerning the risks associated with lending to commercial companies and small businesses.

Board Independence, Leadership Structure and Risk Oversight

The Board of Directors has determined that, except as to Messrs. Peck and Perrault, each member of the Board of Directors is an “independent director” within the meaning of the Nasdaq corporate governance listing standards.  Messrs. Peck and Perrault are not considered independent because they are executive officers of the Company.

Upon his retirement as Chief Executive Officer of the Company on April 16, 2009, Mr. Chapman continued his role as Chairman of the Board of the Company. As of that date, Mr. Perrault became Chief Executive Officer of the Company. The Chief Executive Officer is responsible for setting the strategic direction for the Company and the day to day leadership and performance of the Company. The Chairman of the Board provides guidance to the Chief Executive Officer and sets the agenda for Board meetings and presides over meetings of the full Board of Directors.

To assure effective independent oversight, in April 2007, the Board of Directors designated Mr. Slotnik as the lead independent director of the Board. Mr. Slotnik chairs the portion of meetings when the independent directors of the Board convene in executive session. Executive sessions are held by the independent directors at least twice each year. The annual performance evaluation of the Chief Executive Officer is performed by the Compensation Committee of the Board, which is comprised entirely of independent directors.

Upon the resignation of Mr. Chapman as a director of the Board in February 2010, Mr. Slotnik was designated Acting Chairman of the Board. Appointment of a Chairman of the Board will be made at a later meeting of the Board of Directors.

The Board of Directors has an active role, as a whole and also at the committee level, in overseeing management of the Company’s risks. The Board regularly reviews reports from members of senior management on areas of material risk to the Company, including credit, financial, operational, liquidity, legal and regulatory risks. In reviewing the reports, the full Board, or the appropriate Committee in the case of risks that are under the purview of a particular Committee, discuss with the members of senior management responsible for the areas covered by the reports how risks have been identified and what strategies and procedures have been put in place to mitigate risks. When a Committee receives a report, the Chairman of the relevant Committee communicates the results of the report review to the full Board at the next Board meeting. This enables the Board and its Committees to coordinate the risk oversight role, particularly with respect to risk interrelationships.

Risks Associated with Compensation Policies and Practices

We believe that risks arising from our compensation policies and practices for employees are not reasonably likely to have a material adverse effect on the Company. This conclusion was reached based on the following factors:

•                  The compensation mix is not overly weighted toward annual incentives. The maximum performance-based cash incentive that can be earned, expressed as a percent of annual base salary, is 35% for the Chief Executive Officer, 30% for six executive officers and 25% for selected other officers of the Company. Employees who are not officers do not participate in the performance-based cash incentive plan.

•                  The Company is not engaged in higher risk activities such as trading and involvement in derivative instruments.

•                  Loan originations and investment purchases, which represent the higher risk activities of the Company, must be in compliance with policies established by the Board of Directors and are subject to procedures that monitor compliance with the policies.

•                  No significant portion of the Company’s earnings is derived from one particular type of activity.

•                  The thresholds that have to be met for payment of performance-based cash incentives are reviewed and approved annually by the Compensation Committee. The thresholds are considered to be reasonable. The Committee also has the authority to increase or deny payments that otherwise would be called for by the performance-based cash incentive plan.

•                  Compliance and ethical behaviors are integral factors in all performance assessments. All officers, directors and employees of the Company must attest annually as to their compliance with the Company’s Code of Business Conduct and Ethics.

The Company has not engaged compensation consultants to provide advice or recommendations regarding compensation matters.

Ownership Reports by Officers and Directors

The Common Stock of the Company is registered with the SEC pursuant to Section 12(g) of the Securities Exchange Act of 1934 (the “Exchange Act”).  The officers and directors of the Company and beneficial owners of greater than 10% of the Company’s Common Stock (“10% beneficial owners”) are required to file reports on Forms 3, 4 and 5 with the SEC disclosing beneficial ownership and changes in beneficial ownership of the Common Stock.  SEC rules require disclosure in the Company’s Proxy Statement or Annual Report on Form 10-K of the failure of an officer, director or 10% beneficial owner of the Company’s Common Stock to file a Form 3, 4 or 5 on a timely basis.  All of the Company’s officers and directors filed these reports on a timely basis in 2009 except for the reporting on April 6, 2009 of 8,889 shares of the Company’s Common Stock and 72,512 stock options awarded to Mr. Perrault on March 16, 2009.

Meetings and Committees of the Board of Directors

The business of the Boards of Directors of the Company and the Bank is conducted through meetings and activities of the Boards and their committees.  The Board of the Company had the following committees in 2009:  Audit Committee, CRA Committee, Compensation Committee, Executive Committee and Nominating Committee.  The Board of the Bank had the following committees in 2009:  Audit Committee, Compensation Committee, Executive Committee, Loan Committee, Nominating Committee and Watch Committee.  Commencing in 2010, the

responsibilities of the Loan Committee and Watch Committee will be performed by the Executive Committee and the responsibilities of the CRA Committee will be performed by the Audit Committee.

During the year ended December 31, 2009, the Board of Directors of the Company held seven meetings and the Board of Directors of the Bank held 15 meetings.  During the year ended December 31, 2009, no director attended fewer than 75% of the total meetings of the Boards of Directors and committees on which such director served.

The CRA Committee consisted of directors Hackett, Vaule and Wilde.  The Committee met quarterly during the year ended December 31, 2009 to review the status of the Bank’s CRA program and any reports issued by regulators resulting from their examination of the Bank’s compliance with CRA regulations.

In 2009, the Compensation Committee of the Company and the Bank consisted of directors Chapin, Slotnik and Tripp. (Mr. Tripp died on November 7, 2009).  In 2010, the members of the Compensation Committee are directors Chapin, Hall, Slotnik and Wilde.  The Committee met two times during the year ended December 31, 2009 to review executive compensation, employment contracts and other contractual matters.  It recommends the compensation to be paid to the Chief Executive Officer, the Chief Financial Officer and the Executive Vice President of the Company, reviews the parameters that must be met for bonuses to be paid to those officers and approves the actual amounts of bonuses paid. Each member of the Compensation Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards.  The report of the Compensation Committee is included elsewhere in this Proxy Statement.

In 2009, the Executive Committee consisted of directors Chapin, Chapman, Slotnik and Wilde.  In 2010, the members of the Executive Committee are directors Chapin, Hall, Slotnik (Chairman) and Wilde. The Committee met 12 times during the year ended December 31, 2009 to exercise general control and supervision of all matters pertaining to the interests of the Company and the Bank, subject at all times to the direction of the Board of Directors.

In 2009, the Loan Committee consisted of directors Chapin, Chapman and Wilde.  The Committee met 18 times during the year ended December 31, 2009 to review and approve all loan requests over $1,000,000.

In 2009, the Watch Committee consisted of directors Chapman and Slotnik.  The Committee met four times during the year ended December 31, 2009 to review the status of the loan portfolio and non-performing assets, the classification of loans, the adequacy of the allowances for loan losses and unfunded credit commitments, and the valuation of non-performing assets.

The Nominating Committee

In 2009, the Nominating Committee of the Company and the Bank consisted of directors Doyle, Hall and Wilde.  In 2010, the members of the Nominating Committee are directors Chapin, Hall, Slotnik and Wilde.  Each member of the Nominating Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards.  The Company’s Board of Directors has adopted a written charter for the Committee, which is available at the Company’s website at www.brooklinebank.com. The Committee met two times during the year ended December 31, 2009.

The functions of the Nominating Committee include the following:

•                  to lead the search for individuals qualified to become members of the Board and to select director nominees to be presented for stockholder approval;

•                  to review and monitor compliance with the requirements for board independence; and

•                  to review the committee structure and make recommendations to the Board regarding committee membership.

The Nominating Committee identifies nominees by first evaluating the current members of the Board of Directors willing to continue in service.  Current members of the Board with skills and experience that are relevant to the Company’s business and who are willing to continue in service are first considered for re-nomination, balancing the value of continuity of service by existing members of the Board with that of obtaining a new perspective.  If any member of the Board does not wish to continue in service, or if the Committee or the Board decides not to re-nominate a member for re-election, or if the size of the Board is increased, the Committee would solicit suggestions for director candidates from all Board members.  In addition, the Committee is authorized by its charter to engage a third party to assist in the identification of director nominees.  The Nominating Committee would seek to identify a candidate who at a minimum satisfies the following criteria:

•                  has personal and professional ethics and integrity and whose values are compatible with the Company’s;

•                  has had experiences and achievements that have given him or her the ability to exercise and develop good business judgment;

•                  is willing to devote the necessary time to the work of the Board and its committees, which includes being available for Board and committee meetings;

•                  is familiar with the communities in which the Company operates and/or is actively engaged in community activities;

•                  is involved in other activities or interests that do not create a conflict with his or her responsibilities to the Company and its stockholders; and

•                  has the capacity and desire to represent the balanced, best interests of the stockholders of the Company as a group, and not primarily a special interest group or constituency.

The Nominating Committee will also take into account whether a candidate satisfies the criteria for “independence” under the Nasdaq corporate governance listing standards and, if a nominee is sought for service on the Audit Committee, the financial and accounting expertise of a candidate, including whether an individual qualifies as an audit committee financial expert.

Procedures for the Nomination of Directors by Stockholders

The Nominating Committee has adopted procedures for the submission of director nominees by stockholders.  If a determination is made that an additional candidate is needed for the Board of Directors, the Nominating Committee will consider candidates submitted by the Company’s stockholders.  Stockholders can submit the names of qualified candidates for Director by writing to our Corporate Secretary, at 160 Washington Street, Brookline, Massachusetts 02445.  The Corporate Secretary must receive a submission not less than ninety (90) days prior to the date of the Company’s proxy materials for the preceding year’s annual meeting. The submission must include the following information:

•                  the name and address of the stockholder as he or she appears on the Company’s books and the number of shares of the Company’s Common Stock that are owned beneficially by such stockholder (if the stockholder is not a holder of record, appropriate evidence of the stockholder’s ownership will be required);

•                  the name, address and contact information for the candidate and the number of shares of Common Stock of the Company that are owned by the candidate (if the candidate is not a holder of record, appropriate evidence of the stockholder’s ownership should be provided);

•                  a statement of the candidate’s business and educational experience;

•                  such other information regarding the candidate as would be required to be included in the proxy statement pursuant to SEC Regulation 14A;

•                  a statement detailing any relationship between the candidate and the Company;

•                  a statement detailing any relationship between the candidate and any customer, supplier or competitor of the Company;

•                  detailed information about any relationship or understanding between the proposing stockholder and the candidate; and

•                  a statement that the candidate is willing to be considered and willing to serve as a Director if nominated and elected.

A nomination submitted by a stockholder for presentation by the stockholder at an annual meeting of stockholders must comply with the procedural and informational requirements described in “Other Matters and Advance Notice Procedures.”

Stockholder Communications with the Board

A stockholder of the Company who wishes to communicate with the Board of Directors or with any individual Director can write to the Corporate Secretary of the Company, at 160 Washington Street, Brookline, Massachusetts 02445, Attention:  Board Administration.  The letter should indicate that the author is a stockholder and if shares are not held of record, should include appropriate evidence of stock ownership.  Depending on the subject matter, management will:

•                  forward the communication to the Director or Directors to whom it is addressed;

•                  attempt to handle the inquiry directly, for example where it is a request for information about the Company or it is a stock-related matter; or

•                  not forward the communication if it is primarily commercial in nature, relates to an improper or irrelevant topic, or is unduly hostile, threatening, illegal or otherwise inappropriate.

At each Board meeting, management will present a summary of all communications received since the last meeting that were not forwarded and make those communications available to the Directors.

Code of Ethics

The Company has adopted a Code of Ethics that the Company’s Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer must adhere to.  In addition, the Company has adopted a Code of Business Conduct and Ethics that is applicable to the officers, directors and employees of the Company.  The Code of Ethics is available on the Company’s website at www.brooklinebank.com.  Amendments to and waivers from the Code of Ethics are also disclosed on the Company’s website.

The Audit Committee

In 2009, the Audit Committee of the Company and the Bank consisted of directors Doyle, Hall and Tripp.  In 2010, the members of the Audit Committee are directors Hollister (Chairman), Doyle, Hackett and Vaule.  Each member of the Audit Committee is considered “independent” as defined in the Nasdaq corporate governance listing standards and under SEC Rule 10A-3.  The Board of Directors has determined that each of Mr. Hollister and Mr. Doyle qualifies as an “audit committee financial expert” as that term is used in the rules and regulations of the SEC.  Mr. Hollister qualifies primarily through:

•                  his experience as the Chief Financial Officer of Global Partners, LP, a Fortune 500 company listed on the New York Stock Exchange, since July 2006;

•                  his educational background which includes an MBA from Boston University;

•                  his training in financial statement analysis while at a major commercial bank (the former Bank of Boston); and

•                  his experience as the Chief Executive Officer of two significant banking units of Citizens Financial Group, a $140 billion subsidiary of The Royal Bank of Scotland.

Mr. Doyle qualifies primarily through:

•                  his experience as a certified public accountant and partner at KPMG LLP for 22 years;

•                  his educational background which includes an MBA from the Amos Tuck School of Business Administration at Dartmouth College; and

•                  his experience as a bank consultant and as serving as the President and Chief Executive Officer of five community banks.

The Committee reviews the contents of and conclusions in audit reports prepared by the internal auditor and the Company’s independent registered public accounting firm, reviews and approves the annual engagement of the Company’s independent registered public accounting firm, the Company’s audit policy, the internal audit function and the plan of audit coverage, and reviews with management and the Company’s independent registered public accounting firm the Company’s financial statements and internal controls.  The Audit Committee of the Company met eight times during the year ended December 31, 2009.   The Company’s Board of Directors has adopted a written charter for the Audit Committee of the Company, the current version of which is available at the Company’s website at www.brooklinebank.com.

Audit Committee Report

In accordance with rules established by the SEC, the Audit Committee of the Company has prepared the following report for inclusion in this Proxy Statement:

As part of its ongoing activities, the Audit Committee has:

•                  reviewed and discussed with management and the independent registered public accounting firm the Company’s audited consolidated financial statements for the year ended December 31, 2009 and the audit of the effectiveness of internal control over financial reporting;

•                  discussed with the independent registered public accounting firm of the Company the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended; and

•                  received the written disclosures and the letter from the independent registered public accounting firm required by Public Company Accounting Oversight Board Rule 3526, Communication with Audit Committee Concerning Independence, and has discussed with the independent registered public accounting firm their independence.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements and management’s report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009.  In addition, the Audit Committee recommended that the Board of Directors appoint KPMG LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2010, subject to the ratification of this appointment by the stockholders.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

This report has been provided by the Audit Committee:

John J. Doyle, Jr.

John A. Hackett, Sr.

Thomas J. Hollister

Rosamond B. Vaule

Report of the Compensation Committee of the Board of Directors on Executive Compensation

The Compensation Committee has reviewed and discussed the section entitled “Compensation Discussion and Analysis” with management of the Company.  Based on this review and discussion, the Compensation Committee recommended to the Board of Directors that the “Compensation Discussion and Analysis” be included in this Proxy Statement.

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such Acts.

This report has been provided by the Compensation Committee:

David C. Chapin

John L. Hall, II

Joseph J. Slotnik

Peter O. Wilde

COMPENSATION DISCUSSION AND ANALYSIS

Compensation Philosophy and Objectives

The Compensation Committee believes that the most effective executive compensation program is one that is designed to accomplish the following objectives:

•                  Make available a range of compensation elements that can be utilized to attract and retain executives with the talent needed to achieve the Company’s performance goals and to remain competitive relative to the compensation paid to executives with similar responsibilities at similarly-sized financial institutions;

•                  Align the interests of executive officers with the interests of the Company’s stockholders; and

•                  Motivate executives by having part of their overall compensation based on pre-determined performance goals.

To accomplish these objectives, the Committee believes that executive compensation programs should include salary, performance-based cash incentives, equity compensation and a menu of benefit programs typically offered in the market place.

The Committee does not have a written charter.

Role of Executive Officers in Compensation Decisions

The Compensation Committee approves the compensation paid to the Chief Executive Officer, the Chief Financial Officer and the Executive Vice President of the Company.  The performance of the Chief Executive Officer is reviewed annually by the Committee. The Chief Executive Officer presents annually to the Committee his assessment of the performance of the Chief Financial Officer and the Executive Vice President of the Company and his recommendations for their salary adjustments and performance awards. The Committee exercises its discretion in determining the levels of compensation to be paid to those executives.

The Compensation Committee approves equity compensation awards to all officers of the Company. The Committee has given the Chief Executive Officer the authority to determine the non-equity compensation of all officers of the Company other than those officers mentioned in the preceding paragraph.

Performance evaluations are generally measured on criteria applicable to the Company as a whole and to specific responsibilities of each executive. Criteria considered include earnings, return on equity, return on assets, asset quality, capital management, risk management, franchise expansion, corporate governance, expertise and general management skills, and each executive’s contribution to the successful operation of the Company. These criteria are evaluated not only on current year performance but also on the trend of performance over the past few years and within the context of the unusual operating and performance issues inherent in the management of a highly capitalized, converted financial institution. Also taken into consideration are factors outside of the control of management such as the state of the economy, the interest rate environment, regulatory mandates and competition.

Compensation Elements

Compensation paid to or earned by our executive officers in 2009 consisted primarily of salary, performance-based cash incentives, vested stock (most of which was awarded several years ago), dividends paid on unvested stock, payment of dividend equivalent rights on unexercised stock options and, in the case of the former Chief Executive Officer (Mr. Chapman) and the Executive Vice President of the Company, the change in value of their supplemental retirement income benefits. Our executive officers are eligible to participate in benefit programs generally available to employees such as the Employee Stock Ownership Plan, the 401(k) defined contribution plan, medical, dental and vision benefits, group term life insurance and postretirement medical benefits.

A description of each compensation element and how the amount to be paid or awarded is determined is presented below.

Salary

The salary of executive officers and other members of senior management is reviewed annually. Changes in salary are based on an evaluation of each individual’s responsibilities, skills, experience and performance, and on a comparison to salaries paid to individuals performing comparable duties at similarly-sized financial institutions. Performance takes into consideration each individual’s contribution in the achievement of business and profitability goals.

Non-Equity Incentive Compensation

Executive officers and certain other officers are eligible to receive annual cash incentive payments based on achievement of pre-determined quantitative thresholds approved by the Compensation Committee.  A discussion of incentive payments to individuals who are referred to in this Proxy Statement as “Named Executive Officers” is presented after the “Plan-Based Awards” table which follows.

Stock Awards and Stock Option Grants

In 2009, no shares of Common Stock were awarded or stock options granted to the executives referred to as “Named Executive Officers” in this Proxy Statement, except for 8,889 shares of Common Stock and 72,512 stock options granted to Mr. Perrault upon his employment on March 16, 2009 and for reload options granted to other Named Executive Officers in connection with their exercise of stock options through the tendering of previously acquired shares of Common Stock. A reload option represents an additional option to acquire the same number of shares of Common Stock as is used to pay for the exercise of the original option. A reload option is subject to all of the same terms and conditions as the original option except that (i) the exercise price of the shares of Common Stock subject to the reload option is determined at the time the original option is exercised and (ii) such reload option conforms to all provisions of the related stock option plan at the time the original option is exercised.

The former Chief Executive Officer, the Chief Financial Officer and the Executive Vice President of the Company were awarded shares of Common Stock and granted stock options in 1999 and 2003. In 2009, in connection with the exercise of stock options through the tendering of previously acquired shares of Common Stock, the following reload options were granted: 329,965 to the former Chief Executive Officer, 22,473 to the Chief Finanical Officer and 248,516 to the Executive Vice President of the Company. Mr. Fanger, who joined the Company in 2006, and Ms. Wolchonok have not been awarded any shares of Common Stock or granted any stock options.

The Company converted from a mutual to a stock form of organization and sold 47% of the Company’s shares in an Offering that occurred in 1998. Shares owned by the Company’s mutual holding company parent were sold in an Offering that occurred in 2002. Subsequent to the completion of these Offerings, the stockholders approved in 1999 a recognition and retention plan (“1999 RRP”) and a stock option plan (“1999 Option Plan”) and, in 2003, another recognition and retention plan (“2003 RRP”) and a stock option plan (“2003 Option Plan”).

The purpose of the 1999 and 2003 RRPs was to have a method to recognize prior service and to provide current and prospective directors, officers and employees with an ownership interest in the Company that would encourage the retention and recruitment of those individuals on whom the success of the Company most depended. The purpose of the 1999 and 2003 Option Plans was to enable the granting of long-term incentive awards to directors, officers and employees as a means of enhancing and encouraging the retention and recruitment of those individuals.

The RRPs and Option Plans presented to the Company’s stockholders for approval in 1999 and 2003 stated the maximum number of shares of Common Stock and stock options that could be awarded or granted under the Plans. The totals presented for approval were at amounts within the limits allowed by regulators in transactions involving conversion to a stock form of ownership. After approval of the RRPs and Option Plans by the Company’s stockholders, the Compensation Committee awarded Common Stock and granted stock options to directors and certain officers and employees below the approved limits. The awards and grants were based on, among other things, the years of service to the Company and the role and responsibilities of the recipients in executing the Company’s growth objectives.

Supplemental Retirement Income Agreements

In 1991, the Company entered into non-qualified supplemental retirement income agreements for the benefit of the former Chief Executive Officer and the Executive Vice President of the Company. The agreements were amended in 2006 and 2008.  A description of the amendments and a summary of the benefits payable under the agreements is described under “Pension Benefits”.

Other Benefits

The Company provides a range of other benefits to its officers and employees. The benefits include medical, dental, vision, disability and life insurance coverage, a 401(k) defined contribution plan and an Employee Stock Ownership Plan. The executives referred to as “Named Executive Officers” in this Proxy Statement participate in these benefits.  A description of the features of these benefits is presented below.

Medical, Dental, Vision, Life, Disability and Other Similar Employee Benefit Plans.  The Company provides eligible employees with group life, accidental death and dismemberment, and long-term disability coverage.  For its eligible employees, the Company pays 80% of the monthly premiums for group health coverage and 50% of the monthly premiums for individual and family dental and vision coverage.  Prior to 2008, the Company paid 100% of such premiums for the former Chief Executive Officer and the Executive Vice President. Effective January 1, 2008, the percent paid for those executives was reduced to 80%.

The Company pays 100% of the monthly premiums for group life and group accident insurance coverage for all full-time employees after the employee has completed three months of service.  The Company also sponsors a flexible benefits plan under which employees can pay their ratable share of health insurance premiums on a pre-tax basis, a medical expense reimbursement plan under which employees can defer part of their salary on a pre-tax basis to cover the costs of certain medical expenses not reimbursed through insurance or otherwise, a dependent care plan under which employees can defer part of their salary on a pre-tax basis to cover qualified dependent care expenses, and a transportation plan under which employees can defer part of their salary on a pre-tax basis for qualifed parking and transportation expenses.

Postretirement Medical Benefit Plan.  The Company sponsors a plan that enables individuals who were employees of the Bank at December 31, 2003 and who had a minimum number of years of service with the Bank at that date to obtain postretirement medical benefits.  Upon retirement, the Company will pay part of the annual premium for medical coverage up to a maximum limit of 50%.

401(k) Plan.  The Company maintains a 401(k) plan which is a qualified, tax-exempt profit sharing plan with a salary deferral feature under Section 401(k) of the Code (the “401(k) Plan”).  All employees who have attained age 21 are eligible to participate.

Under the 401(k) Plan, participants are permitted to make salary reduction contributions equal to the lesser of 75% of compensation or a maximum limit which is indexed annually ($16,500 in 2009).  Those plan participants who are age 50 or older are permitted to make salary reduction contributions equal to the lesser of 75% of compensation or a maximum limit which is indexed annually ($22,000 in 2009).

Under the 401(k) Plan, the Company provides an annual contribution equal to 5% of each participant’s compensation up to a maximum limit which is indexed annually ($245,000 in 2009).  In order to be fully vested in the Company’s annual contribution, a participant must complete three years of service with the Company in which he or she works 1,000 hours or more.  The plan permits employees to direct the investment of their own accounts into various investment options.

Employee Stock Ownership Plan.  The Company has implemented an Employee Stock Ownership Plan (the “ESOP”).  Employees with at least one year of employment in which they work 1,000 hours or more with the Company and who have attained age 21 are eligible to participate.  Shares of the Company’s Common Stock purchased by the ESOP are held in a suspense account for allocation among participants.

Shares of Common Stock released from the suspense account are allocated among ESOP participants on the basis of compensation in the year of allocation.  Benefits generally vest over a seven-year period.  Benefits generally vest at the rate of 20% per year beginning in the third year of service until a participant is 100% vested after seven years or upon normal retirement (as defined in the ESOP), disability or death of the participant or a change in control (as defined in the ESOP).  A participant who terminates employment for reasons other than death, retirement or disability prior to seven years of credited service forfeits the nonvested portion of his benefits under the ESOP.  Benefits are payable in the form of Common Stock of the Company and cash upon death, retirement, early retirement, disability or separation from service.

Any amendments to the ESOP are approved by the Bank’s Board of Directors.  The ESOP is administered by a committee comprised of the Chief Executive Officer, the Chief Financial Officer and another officer of the Bank.  The ESOP committee has appointed an independent financial institution to serve as trustee of the ESOP.  The ESOP committee may instruct the trustee regarding investment of funds contributed to the ESOP.  The ESOP trustee, subject to its fiduciary duty, must vote all allocated shares held in the ESOP in accordance with the instructions of participating employees.  Under the ESOP, nondirected shares and shares held in the suspense account are voted in a manner calculated to most accurately reflect the instructions it has received from participants regarding the allocated stock so long as such vote is in accordance with the provisions of ERISA.

Executive Compensation

The following table sets forth for the year ended December 31, 2009 certain information as to the total remuneration paid to or earned by Mr. Chapman, who served as the Chief Executive Officer through April 15, 2009, Mr. Perrault who commenced serving as the Chief Executive Officer effective April 16, 2009, the Chief Financial Officer, Mr. Bechet, and the three most highly compensated executive officers of the Company other than Messrs. Chapman, Perrault and Bechet.  We refer to these executive officers in this Proxy Statement as the “Named Executive Officers”.

SUMMARY COMPENSATION TABLE

Name and principal position	Year	Salary	Bonus	Stock awards	Option awards	Non-equity incentive plan compensation	Change in pension value and nonqualified deferred compensation earnings	All other compensation(2) (3)	Total
Richard P. Chapman, Jr.	2009	$189,288	$—	$—	$65,026	$43,125	$62,234	$199,196	$558,869
President, Chief Executive Officer and Director	2008	575,000	—	—	58,913	124,373	511,503	361,933	1,631,722
	2007	550,000	—	—	55,069	130,350	467,649	369,878	1,572,946

Paul A. Perrault(1)	2009	475,000	—	80,000	120,000	142,500	—	40,678	858,178
President, Chief Executive Officer and Director

Paul R. Bechet	2009	255,000	—	—	2,629	88,750	—	76,984	423,363
Senior Vice President, Chief Financial Officer and Treasurer	2008	242,500	—	—	—	85,625	—	137,022	465,147
	2007	227,500	—	—	15,272	56,875	—	147,933	447,580

Charles H. Peck	2009	261,000	—	—	47,546	65,250	74,517	110,499	558,812
Executive Vice President and Director	2008	252,500	—	—	36,800	45,513	56,167	209,484	600,464
	2007	242,500	—	—	42,768	47,894	166,880	230,036	730,078

Michael J. Fanger	2009	283,500	—	—	—	80,808	—	45,649	409,957
President, Chief Executive Officer and Director of Eastern Funding LLC	2008	275,500	—	—	—	33,550	—	59,657	368,707
	2007	270,100	—	—	—	20,808	—	55,025	345,933

Jane M. Wolchonok	2009	220,000	—	—	—	55,000	—	39,870	314,870
Senior Vice President	2008	210,000	—	—	—	49,500	—	31,415	290,915
	2007	200,000	—	—	—	47,853	—	23,459	271,312

(1)     Mr. Perrault joined the Company on March 16, 2009.  On an annualized basis, Mr. Perrault’s salary in 2009 was $600,000.

(2)     All other compensation is comprised of the following elements:

For the year ended December 31, 2009:

	Chapman		Perrault	Bechet	Peck	Fanger	Wolchonok

Dividend equivalent rights	$122,983		$—	$33,370	$61,242	$—	$—
Dividends on unvested stock	—		2,267	—	—	—	—
Temporary living expenses	—		25,000	—	—	—	—
Employee stock ownership plan	10,781		—	10,781	10,781	10,781	10,781
401(k) defined contribution plan	12,250		12,250	12,250	12,250	12,250	12,250
Medical and dental insurance premiums	6,263		—	12,787	18,789	10,272	12,787
Group term life insurance premiums	1,919		1,161	7,796	7,437	2,346	4,052
Director fees	45,000	(4)	—	—	—	—	—
Car allowance	—		—	—	—	10,000	—
	$199,196		$40,678	$76,984	$110,499	$45,649	$39,870

(3) The value of perquisites received by Messrs. Chapman, Perrault, Bechet, Peck and Wolchonok is not presented in the table as the aggregate value of such perquisites in 2009 was less than $10,000 for each officer.

(4) Represents fees paid to Mr. Chapman as a director subsequent to his retirement as the Chief Executive Officer of the Company.

The salaries paid to Mr. Chapman, Mr. Perrault, Mr. Bechet and Mr. Peck were approved by the Compensation Committee. In 2009, Mr. Chapman’s salary was left unchanged at an annual base of $575,000, Mr. Perrault’s annual base was set at $600,000 at the time of his employment, Mr. Bechet’s salary increased $12,500 (5.2%) and Mr. Peck’s salary increased $8,500 (3.4%). The increases reflected their general leadership of the Company, the operating results and asset quality performance of the Company and their involvement in strategic initiatives considered by the Company. Mr. Chapman set the salaries for Mr. Fanger and Ms. Wolchonok.  Mr. Fanger received an increase of $8,000 (2.9%) in recognition of the operating and asset quality performance of Eastern. Ms. Wolchonok received an increase of $10,000 (4.8%) in recognition of her leadership of the community banking activities of the Company.

The amounts shown above in the columns “Stock awards” and “Option awards” represent the aggregate grant date fair value of the stock and option awards granted in 2009, 2008 and 2007.  Common Stock and options were awarded to Mr. Perrault in connection with his employment effective March 16, 2009. The options awarded to Mr. Chapman, Mr. Bechet and Mr. Peck were reload options resulting from their exercise of other options held by them by tendering shares of Common Stock owned by them.  See note 12 to the Company’s consolidated financial statements as of and for the year ended December 31, 2009 for additional information about stock and option awards.

The non-equity incentive compensation shown in the above table represents the amounts earned based on the actual level of achievement of the benchmarks established. The amounts earned for the year ended December 31, 2009 were paid in 2010. The amounts earned expressed as a percent of 2009 salary were as follows: Mr. Chapman — 22.8%; Mr. Perrault — 30.0%; Mr. Bechet — 34.8%; Mr. Peck — 25.0%; Mr. Fanger — 28.5% and Ms. Wolchonok — 25.0%.  See the table and narrative under “Plan-Based Awards” for further information about non-equity incentive compensation and changes in how the Named Executive Officers will be compensated in 2010.

The amounts shown in the eighth column in the above table represent the changes in the actuarial present value of Mr. Chapman’s and Mr. Peck’s accumulated benefits under their supplemental retirement income agreements as measured at the end of each year.  See the narrative presented after the table “Pension Benefits” for more information about the supplemental retirement agreements.

Included in other compensation are dividend equivalent rights. The 1999 and 2003 Option Plans provide Plan participants the right to receive for each vested unexercised stock option held an amount equal to any extraordinary dividend per share of Common Stock declared by the Company. Each Plan includes a separate definition of what constitutes an extraordinary dividend. The extra dividends of $0.20 per share paid to stockholders in each of February and August in 2007 and 2008 and in February 2009 and certain regular quarterly dividends paid in 2009, 2008 and 2007 met in part the terms and conditions stated in the Plan definitions. The amounts paid to the executives noted in the above table were determined by multiplying the number of vested unexercised stock options held by each executive times the dividend equivalent right per option calculated in accordance with the terms and conditions outlined in the Plans.

Also included in other compensation are dividends paid on unvested shares of Common Stock. Under the 1999 and 2003 RRPs, the holders of awarded unvested Common Stock are entitled to receive for each share held an amount equal to the per share amount of dividends paid to stockholders of the Company.

Plan-Based Awards

The following table sets forth for the year ended December 31, 2009 certain information as to non-equity incentive plan compensation for the Named Executive Officers.  There were no grants of plan-based equity incentive awards to the Named Executive Officers during the year ended December 31, 2009.

		Possible payments under non-equity incentive plans
Name	Date of plan approval	Threshold(1)		Target(2)	Maximum(3)

Richard P. Chapman, Jr.	February 25, 2009	$22,856		$43,125	$43,125

Paul A. Perrault	March 11, 2009	75,525		142,500	142,500

Paul R. Bechet	February 25, 2009	33,787		63,750	63,750

Charles H. Peck	February 25, 2009	34,582		65,250	65,250

Michael J. Fanger	April 13, 2006(4)		(5)	125,210		(5)

Jane M. Wolchonok	February 25, 2009	29,150		55,000	55,000

(1)	Threshold refers to the amount that would be paid if actual performance only met the minimum level set in the plan to be eligible for a cash incentive payment.
(2)	Target refers to the amount that would be paid if the specified performance targets were achieved.
(3)	Maximum refers to the maximum payment possible under the plan.
(4)	Represents the effective date of the contractual arrangement with Mr. Fanger approved by the Board of Directors of the Bank in connection with the acquisition of a controlling interest in Eastern.
(5)

The threshold and maximum are not specified amounts. The maximum that can be earned by Mr. Fanger is 50% of an incentive pool, the total of which is determined by a formula described in the fourth paragraph following this table.

The Company has a short-term incentive plan to provide a cash benefit beyond base salary to certain executive officers and other officers for the attainment of annual profitability and other business goals. The financial and business goals of Mr. Perrault, Mr. Bechet and Mr. Peck are reviewed and approved annually by the Compensation Committee. The financial and business goals of the other officers included in the plan are set by the Chief Executive Officer. All bonus payments under the plan are approved by the Compensation Committee. The Compensation Committee has the right to amend the plan at any time and to increase or deny payments that otherwise would be called for by the plan.

The maximum cash incentive payment that could be earned for the year ended December 31, 2009 was an amount equal to 30% of base salary in the case of Mr. Chapman and Mr. Perrault and 25% of base salary in the case of Mr. Bechet, Mr. Peck and Ms. Wolchonok. For this purpose, Mr. Chapman’s base salary was considered to be equal to one-fourth of his annual salary of $575,000 (or $143,750), reflecting his service as the Chief Executive Officer of the Bank from January 1, 2009 through March 15, 2009 and of the Company from January 1, 2009 through April 15, 2009.  Of the maximum amount of cash incentive payment, 80% was based on the degree of achievement of a pre-tax income goal and 20% was based on maintaining the average level of the Bank’s non-performing assets below one-half of 1%.  These benchmarks were approved by the Compensation Committee. For each 1% shortfall in the achievement of the 2009 pre-tax income goal, there would be a corresponding 2% reduction in the percentage to be applied to calculate the portion of the total cash incentive payment attributable to the profitability benchmark. If the shortfall in achievement of the pre-tax income goal had exceeded 20%, no cash incentive attributable to the profitability benchmark would have been paid. If the average level of the Bank’s non-performing assets increased to 2%, the portion of the total cash incentive payment attributable to non-performing assets would have been reduced to 25% of the total cash incentive payment attributable to non-performing assets.  If the average level of non-performing assets exceeded 2%, no cash incentive attributable to the non-performing assets benchmark would have been paid.  For the year ended December 31, 2009, 100% of the profitability benchmark was achieved and 100% of the asset quality benchmark was achieved.  The Compensation Committee approved payment to Mr. Bechet of the maximum cash incentive for which he was eligible plus an additional $25,000 in July 2009 in recognition of his involvement in strategic planning, coordination of the Company’s response to regulatory matters and his monitoring of activities at Eastern and relating to the Bank’s indirect automobile lending.

For 2010, the annual base salaries to be paid to Mr. Perrault, Mr. Bechet, Mr. Peck and Ms. Wolchonok have been set at the same annualized amounts paid to them in 2009 ($600,000, $255,000, $261,000 and $220,000, respectively).  Instead of salary increases, the maximum cash incentive payments that they can earn for the year ended December 31, 2010, expressed as a percent of base salary, were increased as follows:  Mr. Perrault from 30% to 35% and Mr. Bechet, Mr. Peck and Ms. Wolchonok from 25% to 30%.  The amounts to be paid will be based on the achievement of planned net income.  The amount to be paid to Mr. Perrault will be determined by the Compensation Committee.  Of the amounts to be paid to Mr. Bechet, Mr. Peck and Ms. Wolchonok, 80% will be based on the achievement of planned net income and 20% at the discretion of Mr. Perrault.

Mr. Fanger and two other officers of Eastern are entitled to receive annual cash incentive payments based on the profitability of Eastern expressed as a return on equity and the average level of Eastern’s loans delinquent over 30 days. The total cash incentive pool available for payment is determined from calculations relating to the layering of pre-tax income. The portion of pre-tax income to be included in the cash incentive pool increases as the rate of return on equity increases. The maximum portion of pre-tax income that could have been included in the cash incentive pool was 15% of the excess of pre-tax income over a pre-determined pre-tax rate of return on equity; no ceiling existed as to how high the resulting amount for inclusion in the investment pool could be. If the pre-tax rate of return on equity fell below a pre-determined rate, no amount would be placed in the incentive pool. The total cash incentive pool was subject to reduction if the current year average of month end percentages of loans delinquent over 30 days exceeded the average of month end percentages of loans delinquent over 30 days during the three years prior to the current year. The rate of reduction increases as the rate of loans delinquent over 30 days increases. According to Mr. Fanger’s employment agreement, no more than 50% of the incentive pool can be awarded to him. The percent awarded to Mr. Fanger was 33.0% of the incentive pool and was approved by the Compensation Committee. The percent awarded to Mr. Fanger took into consideration the improvement in Eastern’s operating results and the trends in its loan delinquencies and problem loans during 2009. Allocation of the remainder of the incentive pool was to the two other officers with employment agreements. Such allocations were subject to the approval of a committee comprised of Mr. Fanger, Mr. Perrault and the Chief Credit Officer of the Company.

Outstanding Equity Awards at Year End

The following table sets forth information as of December 31, 2009 with respect to outstanding equity awards to the Named Executive Officers.

OUTSTANDING EQUITY AWARDS AT DECEMBER 31, 2009

	Option awards					Stock awards
Name	Number of securities underlying unexercised options exercisable	Number of securities underlying unexercised options unexercisable(1)	Equity incentive plan awards: number of securities underlying unexercised earned options	Option exercise price	Option expiration date	Number of shares or units of stock that have not vested	Market value of shares or units of stock that have not vested(2)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested

Richard P. Chapman, Jr.	300,000	—	—	$15.02	12/19/13	—	$—	—	—

Paul A. Perrault	36,256	36,256	—	9.00	03/16/19	8,889	88,090	—	—

Paul R. Bechet	115,000	—	—	15.02	12/19/13	—	—	—	—

Charles H. Peck	175,000	—	—	15.02	12/19/13	—	—	—	—

Michael J. Fanger	—	—	—	—	—	—	—	—	—

Jane M. Wolchonok	—	—	—	—	—	—	—	—	—

(1)  Mr. Perrault’s unvested stock options and unvested shares at December 31, 2009 vested on March 16, 2010.

(2)  Based on market value per share of $9.91 at December 31, 2009.

Option Exercises and Stock Vested

The following table sets forth information with respect to stock options exercised and Common Stock that vested during the year ended December 31, 2009 for the Named Executive Officers.

OPTION EXERCISES AND STOCK VESTED FOR THE YEAR ENDED DECEMBER 31, 2009

	Option awards			Stock awards
Name	Number of shares acquired on exercise		Value realized on exercise	Number of shares acquired on vesting	Value realized on vesting(1)

Richard P. Chapman, Jr.	516,577	(2)	$874,022	40,500	$428,025

Paul A. Perrault	—		—	—	—

Paul R. Bechet	46,428	(3)	119,879	13,500	142,695

Charles H. Peck	256,969	(4)	88,072	20,250	214,042

Michael J. Fanger	—		—	—	—

Jane M. Wolchonok	—		—	—	—

(1)             Calculated by multiplying the number of shares vested times the market price per share on the date of vesting.

(2)             329,965 shares of Common Stock previously acquired by Mr. Chapman were used to pay for the exercise of 341,577 options. As a result, the net shares acquired after the tendering of previously acquired shares amounted to 11,612 shares of Common Stock and the following reload options were granted: 76,851 options exercisable at $9.65 per option, 74,911 options exercisable at $9.90 per option, 74,237 options exercisable at $9.99 per option and 103,966 options exercisable at $10.70 per option.  All of these reload options vested as of the date of grant and expired on April 19, 2009 if not exercised by that date. The exercise prices equal the closing market price of the Company’s Common Stock prior to the date the reload options were granted.

(3)             22,473 shares of Common Stock previously acquired by Mr. Bechet were used to pay for the exercise of 23,861 options.  As a result, the net shares acquired after the tendering of previously acquired shares amounted to 1,388 shares of Common Stock and 22,473 reload options were granted exercisable at $11.00 per option.  Such reload options vested as of the date of the grant and expired on April 19, 2009 if not exercised by that date.  The exercise price equals the closing market price of the Company’s Common Stock prior to the date the reload options were granted.

(4)             248,516 shares of Common Stock previously acquired by Mr. Peck were used to pay for the exercise of 256,969 options. As a result, the net shares acquired after the tendering of previously acquired shares amounted to 8,453 shares of Common Stock and the following reload options were granted: 51,234 options exercisable at $9.65 per option, 49,941 options exercisable at $9.90 per option, 49,492 options exercisable at $9.99 per option and 97,849 options exercisable at $10.70 per option. All of these reload options vested as of the date of grant and expired on April 19, 2009 if not exercised by that date. The exercise prices equal the closing market price of the Company’s Common Stock prior to the date the reload options were granted.

Pension Benefits

The following table sets forth information with respect to pension benefits at and for the year ended December 31, 2009 for the Named Executive Officers.

PENSION BENEFITS AT AND FOR THE YEAR ENDED DECEMBER 31, 2009

Name	Plan name	Number of years credited service	Present value of accumulated benefit	Payments during last fiscal year

Richard P. Chapman, Jr.	Supplemental Retirement Income Agreement	—	$—	$4,483,805

Paul A. Perrault	—	—	—	—

Paul R. Bechet	—	—	—	—

Charles H. Peck	Supplemental Retirement Income Agreement	—	1,370,469	—

Michael J. Fanger	—	—	—	—

Jane M. Wolchonok	—	—	—	—

Many years ago, the Bank entered into non-qualified supplemental income agreements with Mr. Chapman and Mr. Peck (the “Agreements”). The Agreements provide retirement benefits equal to the sum of 70% of each executive’s average compensation reduced by the actuarial equivalent benefit of any distribution the executive, his beneficiary or estate is entitled to receive from prior and existing Bank qualified retirement plans and from one-half of his Social Security benefits.

Average compensation is defined as the average of the compensation received by the executive in the three calendar years in the ten calendar year period prior to the executive’s retirement which produces the highest rate of compensation.  On December 21, 2006, an amendment, which became effective in January 2007, was made to the Agreements to clarify that the annual “compensation” on which the retirement benefit is based include the executive’s annual salary plus non-equity incentive bonus, but exclude all except a limited amount of other items that may be considered compensation for purposes of federal income taxes ($20,000 for Mr. Chapman and $10,000 for Mr. Peck).  The change in annual expense resulting from the amendments to the Agreements was not material to the Company’s consolidated financial statements as of and for the years ended December 31, 2009, 2008 and 2007.

Retirement benefits under the Agreements are generally payable to the executive or his beneficiary as a monthly benefit or, at the election of the Bank, as a lump sum benefit. The monthly benefits continue until the later of the executive’s death or 20 years from retirement in the case of Mr. Chapman and 15 years from retirement in the case of Mr. Peck. Upon a change in control, the executive (or in the event of the executive’s death, his beneficiary) can elect to receive a lump sum payment equal to the actuarial equivalent of the monthly benefit the executive or his beneficiary is entitled to at the time of the change in control. All obligations under the Agreements are payable from the general assets of the Bank.

On January 17, 2008, the Board of Directors approved a recommendation submitted by the Compensation Committee to amend the Agreements and allow Mr. Chapman and Mr. Peck to elect to receive a lump sum payment upon their retirement. The lump sum payments are not to exceed $4,483,805 in the case of Mr. Chapman and $1,370,469 in the case of Mr. Peck.

On December 18, 2008, the Board of Directors entered into amendments to the existing supplemental retirement income agreements (the “Original Agreements”) with Mr. Chapman and Mr. Peck to freeze the earned and vested benefits thereunder as of December 31, 2004 to ensure that the agreements were exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”).

On December 18, 2008, the Board of Directors also entered into a new supplemental retirement income agreement with each of Mr. Chapman and Mr. Peck, effective as of January 1, 2005, which terms were substantially similar to the terms of the Original Agreements (the “New Agreements”).  The New Agreements were adopted in order to comply with the requirements of Section 409A of the Code and to provide Mr. Chapman and Mr. Peck the opportunity to earn benefits after December 31, 2004.  The New Agreements contain the same benefit formula as provided under the Original Agreements, except the amount of the benefit (i) is reduced by the amount of benefit payable under the Original Agreements and (ii) may not exceed the limits previously approved by the Board of Directors.  In addition, the New Agreements provide that Mr. Chapman and Mr. Peck are entitled to a lump sum benefit as of the following events to occur: (x) a separation from service, (y) death or (z) a change in control; provided, however, that a payment may be delayed for six months if required under Section 409A of the Code.  All other terms of the New Agreements are materially consistent with the terms of the Original Agreements.

Mr. Chapman retired in 2009 and received total payments of $4,483,805 during that year.

The table below reflects the amount of compensation to each of the Named Executive Officers of the Company in the event of termination of each executive’s employment. The amount of compensation payable to each Named Executive Officer upon voluntary resignation, early retirement, normal retirement, involuntary not for cause termination, involuntary termination for cause, involuntary termination after a change in control, disability or death of the executive is shown below. The amounts shown assume that termination was as of December 31, 2009 and are based on amounts earned as of that date and estimates of amounts to be paid to the executives upon their termination. The actual amounts to be paid out can only be determined at the time of the executive’s separation from the Company.

	Voluntary resignation	Early retirement (2)	Normal retirement	Involuntary not for cause termination	Involuntary termination for cause	Involuntary termination after change in control	Disability (4)	Death (4)

Richard P. Chapman, Jr. (1):
Employment agreement:
Cash severance	$—		$—	$—	$—	$—	$—	$—
Medical and dental premiums	—		—	—	—	—	—	—
Life insurance premiums	—		—	—	—	—	—	—

Paul A. Perrault:
Employment agreement:
Cash severance	$—	$—	$—	$1,403,541	$—	$1,403,541	$465,000	$600,000
Medical and dental premiums	—	—	—	28,584	—	28,584	3,916	19,056
Life insurance premiums	—	—	—	1,080	—	1,080	—	—
Stock awards (3)	—	—	—	—	—	88,090	88,090	88,090

Paul R. Bechet:
Change in control agreement:
Cash severance	$—		$—	$—	$—	$343,750	$—	$—
Medical and dental premiums	—		—	—	—	13,079	—	—
Life insurance premiums	—		—	—	—	720	—	—

Charles H. Peck (2):
Change in control agreement:
Cash severance	$—		$—	$—	$—	$326,250	$—	$—
Medical and dental premiums	—		—	—	—	19,056	—	—
Life insurance premiums	—		—	—	—	720	—	—

Michael J. Fanger:
Employment agreement:
Cash severance	$—	$—	$—	$745,616	$—	$745,616	$—	$—
Medical and dental premiums	—	—	—	10,240	—	10,240	—	—
Life insurance premiums	—	—	—	1,440	—	1,440	—	—

Jane M. Wolchonok:
Change in control agreement:
Cash severance	$—	$—	$—	$—	$—	$544,500	$—	$—
Medical and dental premiums	—	—	—	—	—	26,158	—	—
Life insurance premiums	—	$—	—	—	—	1,440	—	—

(1)        Mr. Chapman retired from the Company effective April 16, 2009.

(2)        At December 31, 2009, the ages of Messrs. Bechet and Peck were beyond the normal age of retirement (65) and, therefore, no information is presented for those individuals under the “Early retirement” column. Mr. Peck is fully vested in and would be paid pension benefits under his supplemental retirement income agreement upon the termination of his employment, as described in the Pension Benefits table in this Proxy Statement.

(3)        Shares of Common Stock awarded to Mr. Perrault that had not yet vested at December 31, 2009 would have vested upon involuntary termination after a change in control, disability or death.

(4)        In the event of disability or the death of a Named Executive Officer, in addition to the benefits shown under the columns “Disability” and “Death”, the Named Executive Officer would receive benefits under the Company’s disability plan or payments under the Company’s group term life insurance plan, as appropriate.

Employment Agreement with Paul A. Perrault. The Company and the Bank entered into an employment agreement with Mr. Perrault effective March 16, 2009, the date he became the Chairman and Chief Executive Officer of the Bank and President of the Company. On April 16, 2009, Mr. Perrault became Chief Executive Officer of the Company.

The employment agreement is for a one year term that is renewable for an additional year unless written notice is provided to Mr. Perrault at least sixty days prior to the anniversary date of the employment agreement. Mr. Perrault’s annual salary was $600,000 (“Base Salary”) at December 31, 2009 plus incentive compensation up to 30% of his annual compensation (“Bonus”) for achievement of goals established by the Board of Directors of the Company.  For the year 2010, the rate of incentive compensation that can be achieved was increased to 35% and Mr. Perrault’s annual salary was left unchanged.

Additionally, Mr. Perrault will receive annual equity awards (“Equity Consideration”) during the term of the employment agreement of (a) stock options exercisable at fair market value as of the date of grant for a number of stock options determined by use of the Black-Scholes model which have a value of $120,000 to be recognized as expense in the Company’s financial statements and (b) restricted shares of Company common stock with a value of $80,000 to be recognized as expense in the Company’s financial statements. The stock options granted vest one half upon grant and one half upon the first anniversary of the grant. Mr. Perrault will not be able to transfer vested restricted stock before the earlier to occur of termination of employment or Change in Control, as that term is defined in the employment agreement.

The Bank provides to Mr. Perrault all benefits generally provided to regular full-time employees of the Company and the Bank at the same cost charged to those employees for such benefits. The Company pays dues for up to two clubs in the Company’s market area to be used for business development purposes and has made available for Mr. Perrault a suitable car to be used for business purposes. In 2009, the Company also reimbursed Mr. Perrault $8,372 for moving expenses and paid him $25,000 for temporary rental of a furnished apartment in the Boston area.

Upon the occurrence of an Event of Termination, as that term is defined in the employment agreement, Mr. Perrault (or his beneficiaries or estate in the event of his death subsequent to his termination of employment) would be entitled to receive an amount equal to the sum of (i) Mr. Perrault’s Base Salary, (ii) the highest Bonus awarded to him during the past three years and (iii) the highest Equity Consideration previously awarded to him in any year.

Upon the occurrence of a Change in Control, as that term is defined in the employment agreement, Mr. Perrault (or his beneficiaries or estate) would be entitled to receive an amount equal to three times the sum of items (i), (ii) and (iii) mentioned in the preceding paragraph.

Upon the occurrence of an Event of Termination or a Change in Control, life, medical, dental, vision and disability coverage substantially identical to the coverage maintained by the Company or the Bank shall continue to be made available to Mr. Perrault until the earlier to occur of (A) 18 months from the Date of Termination or a Change in Control, or (B) Mr. Perrault receives, in connection with subsequent employment with a third party, coverage substantially identical to the coverage maintained by the Company or the Bank.

Notwithstanding the preceding paragraphs, if the aggregate payments and benefits to be made to Mr. Perrault (the “Termination Benefits”) would be deemed to include an “excess Parachute payment” under Section

280G of the Internal Revenue Code (the “Code”), then the Termination Benefits would be reduced to an amount (the “non-Triggering Amount”), the value of which would be one dollar less than the total amount of payments permissible under Section 280G of the Code.

In the event that Mr. Perrault is unable to perform his duties on a full-time basis for a period of six consecutive months due to disability, the Company may terminate Mr. Perrault’s employment agreement, but will be obligated to pay him his Base Salary for the remaining term of his employment agreement, or one year, whichever is the longer period of time, provided that any amounts actually paid to Mr. Perrault pursuant to any disability insurance or other similar such program which the Company has provided or pursuant to any workman’s or social security disability program shall reduce the compensation to be paid to Mr. Perrault resulting from his disability.

In the event of death, Mr. Perrault’s estate, legal representatives or beneficiaries shall be paid his Base Salary for a period of one year from the date of his death and the Company will continue to provide medical, dental and other benefits normally provided to Mr. Perrault’s family for one year after his death.

Employment Agreements with Eastern Officers.  In connection with the acquisition of a controlling interest in Eastern, employment contracts were entered into on April 13, 2006 with Mr. Fanger and two other officers. The termination date of each of the agreements is April 13, 2010.

Under Mr. Fanger’s agreement, his annual base salary was $283,500 at December 31, 2009 and is subject to review at least once each year. The base salary can be increased, but not decreased. Mr. Fanger’s annual base salary for 2010 has been set at $292,000.  Any base salary increases require the approval of the Chief Executive Officer. In addition to base salary, Mr. Fanger is entitled to an annual cash incentive payment, the details of which are described in the section “Plan-Based Awards” previously presented. The agreement also provides Mr. Fanger with participation in all the benefit programs available to employees of the Company and the Bank plus an annual car allowance of $10,000.

Mr. Fanger’s agreement provides for termination by Eastern for cause at any time. In the event Eastern terminates his employment for reasons other than cause, or in the event of his resignation from Eastern upon (i) failure to re-elect or re-appoint him as the Chief Executive Officer and a Director of Eastern (unless, with respect to his re-election as a Director of Eastern, Mr. Fanger and his family members do not in the aggregate own 10% or more of Eastern when he is not re-elected), (ii) a material change in his function, duties or responsibilities, (iii) relocation of his principal place of employment by more than 50 miles, without his approval, (iv) the occurrence of a change in control or sale of Eastern, as a result of which there occurs a “material adverse effect” (as defined in the second following paragraph), (v) the occurrence of a “material adverse effect”, (vi) liquidation or dissolution of Eastern or (vii) a material breach of Mr. Fanger’s employment agreement, Mr. Fanger, or in the event of his subsequent death, his beneficiaries would be entitled to severance in an amount equal to two times the sum of the annual rate of his base salary in effect on the date of termination and the amount of his cash incentive payment for the previous calendar year. Such sum would be payable monthly over two years commencing from the date of termination. The agreement provides that, following termination of Mr. Fanger’s employment for the above reasons, he will not compete with Eastern for a period of one year. Mr. Fanger may elect to receive a reduced severance payment equal to one times the sum of the items previously mentioned. If he so elected, he would not be subject to the non-compete condition. During the period in which Mr. Fanger would be entitled to receive cash severance payments, Eastern would continue to provide him with the benefits he was receiving as of the date of termination as a participant in the Company’s benefit programs.

In the event that Mr. Fanger is unable to perform his duties on a full-time basis for a period of six consecutive months due to disability, the Company may terminate Mr. Fanger’s employment agreement thirty days after a Notice of Termination is given and shall pay him his base salary through the Date of Termination plus a pro rated portion of his cash incentive, together with disability benefits as may be provided by the Company’s benefit plans then in effect.  If Mr. Fanger became disabled or chose to voluntarily resign from Eastern after the end of the third year of his employment agreement, he could not compete with Eastern for a period of two years.  In the event of death, Mr. Fanger’s estate, legal representatives or beneficiaries would be entitled to receive his base salary through the date of death plus a pro rated portion of his cash incentive, together with death benefits as may be provided by the Company’s benefit plans.

A “material adverse effect” means (A) the implementation of a voluntary determination by the Bank to withdraw or reduce its support of Eastern by (i) materially and adversely changing the basis on which Eastern is financed, (ii) withdrawing a material part of Mr. Fanger’s authorities as the President of Eastern, (iii) requiring a material curtailment or reduction in the business activities of Eastern or materially and adversely changing the manner in which Eastern’s business is conducted other than to address a regulatory directive or (iv) materially and adversely changing Eastern’s compensation arrangement or (B) discontinuance of Eastern as a limited liability corporation for at least five years from the date of the agreement. An action that would otherwise constitute a “material adverse effect” under clause (A) will not be so deemed if such action is taken in the year following any year in which Eastern fails by 20% or more to meet projected net income as contained in Eastern’s business plan and such failure is not attributable to actions by the Company or the Bank that constitute a “material adverse effect” during the year in which the failure occurs.

The employment agreements with two other officers of Eastern are somewhat similar to Mr. Fanger’s agreement except that the amount of severance each executive would be entitled to receive would equal one times the sum of the executive’s annual rate of base salary in effect on the date of termination and the amount of cash incentive paid to the executive attributable to the previous calendar year.

Change in Control Agreements.  The Bank has entered into change in control agreements (the “Change in Control Agreements”) with 16 other officers of the Bank, including Mr. Peck, Mr. Bechet and Ms. Wolchonok, which provide certain benefits in the event of a change in control of the Bank or the Company.  In addition, Eastern has entered into Change in Control Agreements with four officers, including Mr. Fanger, that provide certain benefits in the event of a change in control.  Each of the Change in Control Agreements is for a term of one year except for the Change in Control Agreements with Mr. Fanger and Ms. Wolchonok that are for a two-year term.  Commencing on each anniversary date, the Board of Directors may extend any Change in Control Agreement for an additional year.  The Change in Control Agreements enable the Bank to offer to designated officers certain protections against termination without cause in the event of a “change in control.” For these purposes, a “change in control” is defined generally to mean: (i) consummation of a plan of reorganization, merger or sale of substantially all of the assets of the Bank or the Company where the Bank or the Company is not the surviving entity; (ii) changes to the Board of Directors of the Bank or the Company whereby individuals who constitute the current Board cease to constitute a majority of the Board, subject to certain exceptions; (iii) a “change in control” as that term is defined in the Bank Holding Company Act; (iv) a transaction or occurrence whereby any person becomes the beneficial owner of 25% or more of the voting securities of the Company; and (v) a tender offer is made for 25% or more of the voting securities of the Company and 25% or more of the stockholders have tendered their shares.  These protections against termination without cause in the event of a change in control are frequently offered by other financial institutions, and the Bank may be at a competitive disadvantage in attracting and retaining key employees if it does not offer similar protections.  Although the Change in Control Agreements may have the effect of making a takeover more expensive to an acquiror, the Bank believes that the benefits of enhancing the Bank’s ability to attract and retain qualified management persons by offering the Change in Control Agreements outweighs any disadvantage of such agreements.

Following a change in control of the Company or the Bank, an officer is entitled to a payment under the Change in Control Agreement if the officer’s employment is involuntarily terminated during the term of such agreement, other than for cause, as defined, or if the officer voluntarily terminates employment during the term of such agreement as the result of a demotion, loss of title, office or significant authority, reduction in his annual compensation or benefits, or relocation of the officer’s principal place of employment by more than 30 miles from its location immediately prior to the change in control.  In the event that an officer who is a party to a Change in Control Agreement is entitled to receive payments pursuant to the Change in Control Agreement, the officer would receive a cash payment equal to the annual base salary paid to the officer and the cash incentive paid to the officer attributable to the preceding year, except for Mr. Fanger who would receive a cash payment equal to two times the sum of his current annual rate of base salary and the amount of his cash incentive payment attributable to the preceding year and Ms. Wolchonok who would receive a cash payment equal to two times the average of her annual base salary for the current and preceding year and the average of the cash incentives paid to her attributable to the two preceding years.  Taking into consideration salaries awarded for the year 2010 and cash incentives paid attributable to the year 2009, Mr. Peck, Mr. Bechet, Mr. Fanger and Ms. Wolchonok would receive cash payments equal to $326,250, $343,750, $745,616 and $544,500, respectively, and the remaining officers would receive cash payments of approximately $2,893,000 in the aggregate, pursuant to their Change in Control Agreements.  In addition to the cash severance payment, each covered officer (including Mr. Peck, Mr. Bechet, Mr. Fanger and Ms. Wolchonok) would receive life, health and dental coverage for a period of up to 12 months from the date of termination (24 months in the case of Mr. Fanger and Ms. Wolchonok).  The total premiums for such coverage are estimated to be approximately $251,000.  Notwithstanding any provision to the contrary in the Change in Control Agreements, payments under the Change in Control Agreements are limited so that they will not constitute an excess parachute payment under Section 280G of the Internal Revenue Code.

Stock Benefit Plans

The Company has the following stock benefit plans:  the 2003 Stock Option Plan and the 2003 Recognition and Retention Plan.  Prior plans, the 1999 Stock Option Plan and the 1999 Recognition and Retention Plan, terminated on April 19, 2009. All of these plans were approved by the Company’s stockholders.  Awards have been made to directors, certain executive officers and employees of the Company and the Bank as determined by the Compensation Committee, which administers the plans.  Awards vest for the Company and the Bank in accordance with schedules determined by the Compensation Committee.  If a recipient ceases continuous service with the Company or the Bank due to normal retirement (except with respect to the 2003 Recognition and Retention Plan regarding awards to individuals other than directors), death or disability, or following a change in control, shares subject to restrictions will immediately vest; in the event of cessation of continuous service for any other reason, unvested shares are forfeited and returned to the Company.  Recipients have the right to vote nonvested shares that have been awarded and receive dividends declared on such shares.

Pursuant to the Stock Option Plans, options to purchase common stock of the Company have been granted to directors, certain executive officers and employees of the Company and the Bank, as determined by the Compensation Committee which administers the plans.  The Compensation Committee also determines the period over which such awards vest and become exercisable.  The plans provide for awards in the form of stock options, reload options, limited stock appreciation rights and dividend equivalent rights.  If an individual to whom a stock option was granted ceases to maintain continuous service by reason of normal retirement, death or disability, or following a change in control, all options granted and not fully exercisable become exercisable in full upon the happening of such an event and remain exercisable for a period ranging from three months to five years.

Set forth below is information as of December 31, 2009 regarding equity compensation plans categorized by those plans that have been approved by stockholders and those plans that have not been approved by stockholders.

Plan	Number of securities to be issued upon exercise of outstanding options and rights	Weighted average exercise price	Number of securities remaining available for issuance under plans

Equity compensation plans approved by stockholders	1,396,512	$14.79	1,232,279	(1)

Equity compensation plans not approved by stockholders	—	—	—
Total	1,396,512	$14.79	1,232,279	(1)

(1)         Consists of 128,831 shares available for future issuance pursuant to the 2003 Recognition and Retention Plan and 1,103,448 shares underlying options available for future issuance pursuant to the 2003 Stock Option Plan.

Directors’ Compensation

The following table sets forth certain information as to the total remuneration paid to our directors other than Mr. Perrault and Mr. Peck for the year ended December 31, 2009.  No compensation was paid to Mr. Perrault or Mr. Peck for their services as a Director.

DIRECTOR COMPENSATION TABLE FOR THE YEAR ENDED DECEMBER 31, 2009

Name	Fees earned or paid in cash	Dividend equivalent rights (1)	Total

Dennis S. Aronowitz (2)	$2,000	$7,387	$9,387
George C. Caner, Jr. (3)	7,400	12,614	20,014
David C. Chapin	47,250	11,572	58,822
John J. Doyle, Jr.	30,250	—	30,250
John A. Hackett, Sr.	19,000	—	19,000
John L. Hall, II	24,250	14,164	38,414
Thomas J. Hollister	4,750	—	4,750
Hollis W. Plimpton, Jr.	8,000	5,666	13,666
Joseph J. Slotnik	48,750	22,663	71,413
William V. Tripp, III (4)	22,333	17,908	40,241
Rosamond B. Vaule	11,750	14,164	25,914
Peter O. Wilde	45,750	7,738	53,488

(1)          Dividend equivalent rights were the only source of other compensation.

(2)          Mr. Aronowitz died on February 10, 2009.

(3)          Mr. Caner resigned from the Board of Directors on February 23, 2010.

(4)          Mr. Tripp died on November 7, 2009.

Executive officers of the Company and the Bank receive no fees for service on the Board of Directors of the Company and the Bank or on any committees of the Boards.  In 2009, directors of the Company received an annual retainer of $2,000 and directors of the Bank received an annual retainer of $5,000.  Directors of the Company received fees of $750 for each meeting attended except for the Secretary of the Company who received $900 for each meeting.  No additional fees were paid to directors who also attended meetings of the Bank held on the same day as meetings of the Company.

In 2009, members of the Audit Committee, the Compensation Committee and the CRA Committee received fees of $750 for each meeting attended.  The Chairman of the Audit Committee received an additional annual retainer of $2,000.  The Audit Committee member determined to be a “financial expert” received an annual retainer of $6,000.  The Chairman of the Compensation Committee received an additional annual retainer of $1,000.  Members of the Executive Committee of the Bank received an annual retainer of $5,000 plus fees of $750 for each meeting attended.  The Vice Chairman of the Executive Committee received an additional retainer of $8,000.  Members of the Loan Committee of the Bank received fees of $750 for each meeting attended.  The outside director on the Watch Committee received an annual retainer of $5,000 and an additional $2,000 for serving as Chairman of the Committee.

In 2010, directors of the Company will receive an annual fee of $40,000 plus 5,000 stock options, the value of which will be determined as of the date of grant by use of the Black-Scholes model and recognized as expense in the Company’s financial statements for the year ending December 31, 2010.  In addition, annual retainers will be paid to the Chairman of the Board of Directors ($20,000), the lead independent director ($10,000) and the Chairman of the Audit Committee ($10,000).  No additional fees will be paid for attending meetings and executive officers of the Company who also serve on the Board of Directors will receive no fees.

Transactions with Certain Related Persons

All transactions between the Company and its executive officers, directors, holders of 10% or more of the shares of its Common Stock and affiliates thereof, are on terms no less favorable to the Company than could have been obtained by it in arm’s-length negotiations with unaffiliated persons.  The balance of loans outstanding to directors, executive officers and their related interests amounted to $16,053,000 at December 31, 2009.  The Sarbanes-Oxley Act of 2002 generally prohibits an issuer from:  (i) extending or maintaining credit; (ii) arranging for the extension of credit; or (iii) renewing an extension of credit in the form of a personal loan for an officer or director.  There are several exceptions to this general prohibition, however, one of which is applicable to the Company.  Namely, this prohibition does not apply to loans made by a depository institution that is insured by the FDIC and is subject to the insider lending restrictions of the Federal Reserve Act.  All loans to the Company’s directors and officers by the Bank are made in conformity with the Federal Reserve Act and regulations promulgated thereunder.

PROPOSAL 2—RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors of the Company has approved the engagement of KPMG LLP to be the Company’s independent registered public accounting firm for the 2010 fiscal year, subject to the ratification of the engagement by the Company’s stockholders.  At the Annual Meeting, stockholders will consider and vote on the ratification of the engagement of KPMG LLP for the Company’s fiscal year ending December 31, 2010.  A representative of KPMG LLP is expected to attend the Annual Meeting to respond to appropriate questions and to make a statement if he so desires.

Set forth below is certain information concerning aggregate fees billed for professional services rendered during fiscal years 2009 and 2008 by KPMG LLP, the Company’s independent registered public accounting firm.  The aggregate fees included in the Audit category were fees billed for the fiscal years for the audit of the Company’s annual financial statements, the audit of management’s report on internal control over financial reporting and the review of the Company’s quarterly financial statements.  The aggregate fees included in each of the other categories were fees billed in the fiscal years.

	2009	2008

Audit Fees	$530,000	$525,000
Audit-Related Fees	—	—
Tax Fees	96,550	105,615
All Other Fees	—	—

Audit Fees.  Audit fees were for professional services rendered for the audits of the consolidated financial statements of the Company, the review of the financial statements included in the Company’s quarterly reports on Form 10-Q and the audit of the effectiveness of the Company’s internal control over financial reporting.

Tax Fees.  Tax fees were for services related to tax compliance, tax planning, the review of tax issues in 2009 and 2008 and assistance in 2009 and 2008 in addressing state tax issues relating to Eastern.

The Audit Committee considered whether the provision of non-audit services was compatible with maintaining the independence of the independent registered public accounting firm.  The Audit Committee concluded that performing such services in 2009 and 2008 did not affect the independent registered public accounting firm’s independence in performing their function as auditors of the Company.

Policy on Audit Committee Pre-Approval of Audit and Non-Audit Services of the Independent Registered Public Accounting Firm

The Audit Committee’s policy is to pre-approve all audit and non-audit services provided by the independent registered public accounting firm. These services may include audit services, audit-related services, tax services and other services.  Pre-approval is generally provided for up to one year and any pre-approval is detailed as to particular service or category of services and is generally subject to a specific budget.  The Audit Committee has delegated pre-approval authority to its Chairman when expedition of services is necessary.  The independent registered public accounting firm and management are required to periodically report to the full Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date.

In order to ratify the selection of KPMG LLP as the independent registered public accounting firm for the 2010 fiscal year, the proposal must receive the affirmative vote of a majority of the shares represented at the Annual Meeting and entitled to vote.  THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF KPMG LLP AS THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE 2010 FISCAL YEAR.

STOCKHOLDER PROPOSALS

In order to be eligible for inclusion in the proxy materials for next year’s Annual Meeting of Stockholders, any stockholder proposal to take action at such meeting must be received at the Company’s executive office, 160 Washington Street, Brookline, Massachusetts 02445, no later than November 30, 2010. Any such proposals shall be subject to the requirements of the proxy rules adopted under the Securities Exchange Act of 1934.

OTHER MATTERS AND ADVANCE NOTICE PROCEDURES

The Board of Directors is not aware of any business to come before the Annual Meeting other than the matters described above in this proxy statement.  However, if any matters should properly come before the Annual Meeting, it is intended that holders of the proxies will act as directed by a majority of the Board of Directors, except for matters related to the conduct of the Annual Meeting, as to which they shall act in accordance with their best judgment.  The Board of Directors intends to exercise its discretionary authority to the fullest extent permitted under the Securities Exchange Act of 1934.

The Bylaws of the Company provide an advance notice procedure for certain business, or nominations to the Board of Directors, to be brought before an annual meeting. In order for a stockholder to properly bring business before an annual meeting, or to propose a nominee to the Board, the stockholder must give written notice to the Secretary of the Company not less than 90 days before the date fixed for such meeting; provided, however, that in the event that less than 100 days’ notice or prior public disclosure of the date of the meeting is given or made, notice by the stockholder to be timely must be received not later than the close of business on the tenth day following the day on which such notice of the date of the Annual Meeting was mailed or such public disclosure was made. The notice must include the stockholder’s name, record address and number of shares owned by the stockholder, describe briefly the proposed business, the reasons for bringing the business before the annual meeting and any material interest of the stockholder in the proposed business. In the case of nominations to the Board, certain information regarding the nominee must be provided. Nothing in this paragraph shall be deemed to require the Company to include in its proxy statement and proxy relating to an annual meeting any stockholder proposal which does not meet all of the requirements for inclusion established by the SEC in effect at the time such proposal is received.

The date on which the 2011 Annual Meeting of Stockholders is expected to be held is April 20, 2011. Accordingly, advance written notice of business or nominations to the Board of Directors to be brought before the 2011 Annual Meeting of Stockholders must be given to the Company no later than January 20, 2011.  If notice is received after January 20, 2011, it will be considered untimely, and the Company will not be required to present the matter at the 2011 Annual Meeting of Stockholders.

MISCELLANEOUS

The cost of solicitation of proxies in the form enclosed herewith will be borne by the Company.  Proxies also may be solicited personally or by mail, telephone or telegraph by the Company’s directors, officers and employees, without additional compensation therefor. The Company also will request persons, firms and corporations holding shares in their names, or in the names of their nominees which are beneficially owned by others, to send proxy materials to and to obtain proxies from such beneficial owners, and will reimburse such holders for their reasonable expenses in doing so.

A COPY OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2009 WILL BE FURNISHED WITHOUT CHARGE TO STOCKHOLDERS AS OF THE RECORD DATE UPON WRITTEN OR TELEPHONIC REQUEST TO PAUL R. BECHET, SENIOR VICE PRESIDENT, CHIEF FINANCIAL OFFICER AND TREASURER, BROOKLINE BANCORP, INC., 160 WASHINGTON STREET, BROOKLINE, MASSACHUSETTS 02445, OR CALL AT 617-730-3500.

BY ORDER OF THE BOARD OF DIRECTORS

Charles H. Peck
Corporate Secretary
Brookline, Massachusetts
March 18, 2010

160 Washington Street, Brookline, Massachusetts 02445

ANNUAL MEETING OF STOCKHOLDERS OF BROOKLINE BANCORP, INC. April 21, 2010 ESOP NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL: The Notice of Meeting, proxy statement and proxy card are available at https://materials.proxyvote.com/11373m Please sign, date and mail your proxy card in the envelope provided as soon as possible. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person. To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. 1. The election as Directors of all nominees listed below each to serve for a three-year term. O David C. Chapin O John A. Hackett, Sr. O John L. Hall, II O Rosamond B. Vaule 2. The ratification of the appointment of KPMG LLP as independent registered public accounting firm for the Company for the year ending December 31, 2010. THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2. IF ANY OTHER BUSINESS IS PRESENTED AT SUCH ANNUAL MEETING, THIS PROXY WILL BE VOTED AS DIRECTED BY A MAJORITY OF THE BOARD OF DIRECTORS. AT THE PRESENT TIME, THE BOARD OF DIRECTORS KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL MEETING. THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS. Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment thereof and after notification to the Secretary of the Company at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of said attorneys and proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by sending written notice to the Secretary of the Company at the address set forth on the Notice of Annual Meeting of Stockholders, or by the filing of a later proxy prior to a vote being taken on a particular proposal at the Annual Meeting. The undersigned acknowledges receipt from the Company prior to the execution of this proxy of notice of the Annual Meeting, a proxy statement dated March 18, 2010 and audited financial statements. Check Box if You Plan to Attend Annual Meeting FOR AGAINST ABSTAIN FOR ALL NOMINEES WITHHOLD AUTHORITY FOR ALL NOMINEES FOR ALL EXCEPT (See instructions below) INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: NOMINEES: THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS AND "FOR" PROPOSAL 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x Please detach along perforated line and mail in the envelope provided. 20430000000000001000 7 042110

14475 REVOCABLE PROXY BROOKLINE BANCORP, INC. ANNUAL MEETING OF STOCKHOLDERS APRIL 21, 2010 As an alternative to completing this form, you may enter your vote instruction by telephone at 1-800-PROXIES and follow the simple instructions. Use the Company Number and Account Number shown on your proxy card. The undersigned hereby appoints the official proxy committee consisting of the Board of Directors with full powers of substitution to act as attorneys and proxies for the undersigned to vote all shares of Common Stock of the Company which the undersigned is entitled to vote at the Annual Meeting of Stockholders ("Annual Meeting") to be held at The Charles Hotel, One Bennett Street, Cambridge, Massachusetts 02138 on April 21, 2010, at 11:00 a.m. The official proxy committee is authorized to cast all votes to which the undersigned is entitled as follows: (Continued and to be signed on the reverse side.)